Exhibit 16.1

August 16, 2013

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of DataJack, Inc.’s Current Report on Form 8-K dated August 16, 2013, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ RBSM LLP